Exhibit 99.1

On February 14, 2003, K2 Inc. issued the following press release regarding the $25,000,000 Convertible Subordinated Debentures:

LOS ANGELES—Feb. 14, 2003—K2 Inc. (NYSE: KTO) today announced it has completed the transaction with k1 Ventures Ltd. (SGX: KONE), a Singapore-based investment company, in which K2 sold $25.0 million of its 7.25% convertible subordinated debentures due March 2010. The agreement was previously announced on December 10, 2002.

The debentures are initially convertible into 2,097,315 shares of K2 common stock at $11.92 per share. Pursuant to the agreement, k1 Ventures also received warrants to purchase 524,329 additional shares of common stock at $13.91 per share, exercisable within five years. At December 31, 2002, K2 had approximately 17.9 million common shares outstanding.

K2 Inc. is a leading designer, manufacturer and marketer of brand-name sporting goods, recreational and industrial products. The company’s sporting goods and recreational products include well-known names such as K2 and Olin alpine skis; K2, Ride and Morrow snowboards, boots and bindings; K2 inline skates; Stearns sports equipment; Shakespeare and Pflueger fishing tackle; K2 bikes; and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio skateboard shoes and Hilton corporate casuals.